SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	August 4, 2004

BANK ONE, DELAWARE, NATIONAL ASSOCIATION

(FORMERLY FIRST USA BANK, NATIONAL ASSOCIATION)

(Originator of the Issuer)

FIRST USA CREDIT CARD MASTER TRUST

(Issuer of the Collateral Certificate)

BANK ONE ISSUANCE TRUST

(Issuer of the Notes)

(Exact name of registrant as specified in its charter)

Laws of the United States	333-67076	51-0269396
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

201 North Walnut Street, Wilmington, Delaware	19801
(Address of principal executive offices)	(Zip Code)

(302)594-4000
Registrant’s telephone number, including area code

N/A
(Former name, former address and former fiscal year, if changed since last report)

Item 5.	Other Events

On August 9, 2004 the Bank One Issuance Trust, a Delaware statutory trust (the “Trust”) and Bank One, Delaware, National Association (formerly First USA Bank, National Association) (the “Bank”), a wholly owned subsidiary of BANK ONE CORPORATION, completed the securitization of approximately $150,000,000 of Class A(2004-5)credit card receivables.

The Class A(2004-5) notes are part of a series of notes called the ONEseries. The ONEseries will consist of Class A notes, Class B notes and Class C notes. The Class A(2004-5) notes are a tranche of the Class A notes of the ONEseries.

The Bank services the receivables that are included in the securitization and will continue to service the accounts associated with such receivables following the securitization. These Class A notes form a part of the same tranche and have the same terms as, and are fungible with, the issuer’s outstanding $600,000,000 Class A(2004-5) notes issued on August 4, 2004 which have in interest rate of LIBOR + 0.13% and a scheduled principal payment date of July 5, 2011 (with a legal maturity date of March 17, 2014). As of August 9, 2004, the aggregate outstanding dollar principal amount of Class A(2004-5) notes became $750,000,000.

Item 7.	Financial Statement, Pro Forma Financial Information and Exhibits

The following exhibits are filed as a part of this report:

(1.1a	)	Underwriting Agreement of Bank One Issuance Trust dated as of August 4, 2004 between Bank One, Delaware, National Association and Banc One Capital Markets, Inc., as Representative of the Underwriters set forth therein.

(1.1b	)	Class A(2004-5) Underwriting Terms Agreement, dated August 4, 2004.

(4.01)		Class A(2004-5) Terms Document dated as of August 9, 2004 between Bank One Issuance Trust as Issuer and Wells Fargo Bank Minnesota, National Association as Indenture Trustee and Collateral Agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BANK ONE, DELAWARE, NATIONAL
ASSOCIATION (FORMERLY FIRST USA BANK,
NATIONAL ASSOCIATION), as Originator of the First
USA Credit Card Mater Trust and Bank One Issuance
Trust as Co-Registrant and Servicer on behalf of the First
USA Credit Card Master Trust and Bank One Issuance Trust.

By:	/s/ David A Penkrot
Name: David A Penkrot
Title: Senior Vice President

Date: August 16, 2004